EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13G (including any and all amendments thereto) with respect to the Class A ordinary shares, $0.0001 par value per share, of Melar Acquisition Corp. I, and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 13, 2025.

Melar Acquisition Sponsor I LLC, a Delaware limited liability company

By:	Eco Crown Global LLC, a managing member of Melar Acquisition Sponsor I LLC

By:	/s/ Gautam Ivatury
Name:	Gautam Ivatury
Title:	Managing Member

Eco Crown Global LLC, a Delaware limited partnership

By:	/s/ Gautam Ivatury
Name:	Gautam Ivatury
Title:	Managing Member

Melar Capital SPAC Sponsor I LLC, a Delaware limited partnership

By:	/s/ Eric Lifshitz
Name:	Eric Lifshitz
Title:	Managing Member

/s/ Gautam Ivatury
Gautam Ivatury

/s/ Eric Lifshitz
Eric Lifshitz